ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
700 West Georgia Street
P.O. Box 10101
Vancouver, British Columbia V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 28, 2007 (except for Note 5, 9, 12, 13 and 14, which are as of June 2, 2008) with respect to the financial statements as of July 31, 2007 and for the seven-month period then ended in the registration statement of Form S-1/A (Amendment No. 2) and the related Prospectus of Uranium Energy Corp. (the "Company") for the registration of up to 4,552,446 shares of the Company's common stock.

Ernst & Young LLP

Vancouver, Canada,
June 20, 2008

Chartered Accountants